Exhibit 10.01

MATCHING CONTRIBUTION AMENDMENT

TO THE

MEDIA GENERAL, INC., SUPPLEMENTAL 401(k) PLAN

Media General, Inc. (the “Company”), hereby adopts the following amendment to the Media General, Inc., Supplemental 401(k) Plan (the “Plan”), effective January 14, 2009, pursuant to action taken by the Executive Committee of the Board of Directors of the Company on this date.

A new paragraph is added at the end of Section 5.03 of the Plan, Matching Contributions, which shall read as follows:

Notwithstanding the foregoing provisions of this Section 5.03, no Matching Contributions shall be made by the Company or credited under the Plan for the period beginning on the first day of the Company’s first full payroll period starting on or after April 1, 2009, and ending with the last pay period that begins prior to December 31, 2009.

/s/ James F. Woodward, Vice President
James F. Woodward, Vice President

Date:	January 14, 2009
January 14, 2009